Exhibit 10.11

Limitation of Liability Agreement for [Officers]/[Corporate Auditors]

[          ] (hereinafter referred to as the “Officer”) and JEPLAN Holdings, Inc. (hereinafter referred to as the “Company”) hereby enter into this limitation of liability agreement (hereinafter referred to as this “Agreement”) regarding the liability of the Officer as a [director]/[corporate auditor] of the Company.

Article 1 (Purpose)

The purpose of this Agreement is to set a limit on the liability for damages to the Company by the Officer in performing his/her duties as a [director]/[corporate auditor] of the Company in accordance with the Articles of Incorporation of the Company, Article 427 of the Companies Act, and other laws and regulations.

Article 2 (Limitation of Liability for Damages)

1. In the event that the Officer is liable for damages to the Company under Article 423, Paragraph 1 of the Companies Act, if the Officer performs his/her duties in good faith and without gross negligence, the total amount stipulated in each item of Paragraph 1 of Article 425 of the Companies Act (hereinafter referred to as the “Minimum Liability Limit”) shall be the limit of such liability for damages.

2. The Company shall exempt the Officer from liability for damages in excess of the Minimum Liability Limit.

Article 3 (Assessment and Invocation of Good Faith and No Gross Negligence)

1. If the Officer seeks limitation of liability under this Agreement, he/she shall request it in writing to the Company in accordance with a form prescribed by the Company.

2. If the Company receives a request from the Officer under the preceding paragraph, it shall determine whether or not the act of the Officer satisfies the requirements of the preceding article and promptly notify the Officer of its decision.

3. In making its decision under Paragraph 2, the Company shall consult with the Officer in good faith beforehand. In this case, either party may request a third party such as a lawyer to participate in such consultation.

4. If a lawsuit or other proceeding is brought against the Officer for damages related to his/her liability, he/she shall assert that his/her liability is limited under this Agreement in such proceeding. If he/she fails to make such assertion, he/she will lose his/her right to limit his/her liability under this Agreement.

Article 4 (Disclosure to General Meeting of Shareholders)

When the Company becomes aware that it has suffered damage due to negligence on the part of the Officer, it shall disclose at its next general meeting of shareholders:

①The matters listed in Article 425(2)(i) and (ii) of the Companies Act

②The contents of this Agreement and the reasons for entering into this Agreement

③The amount of damage under Article 423(1) of Companies Act that the Officer is not liable for

Article 5 (Payment of Retirement Allowances, etc. After Limitation of Liability)

1. If the Officer has received a limitation on his/her liability under Article 2, he/she may not receive any retirement allowances or other property benefits prescribed by the Ministry of Justice Ordinance from the Company without approval at a general meeting of shareholders. The same shall apply when exercising or transferring stock options.

2. If the Officer has received a limitation on his/her liability under Article 2 and possesses stock option certificates indicating stock options under Paragraph 1, he/she shall promptly deposit such stock option certificates with the Company. In this case, unless an approval is obtained for transfer under Paragraph 1, he/she may not request the return of such stock option certificates.

Article 6 (Term of the Agreement)

1. This Agreement shall take effect from [Month] [Date], 2024.

2. If the Officer retires as a [director]/[corporate auditor] (excluding reappointment at expiration), or if the Officer takes office as an executive director or similar position (as defined in Article 2(xv)(a) of Companies Act) at a subsidiary of the Company (as defined in Article 2(iii) of the Companies Act), this Agreement will lose its effect going forward.

3. Even after the Officer loses his/her position as a [director]/[corporate auditor], this Agreement will apply to acts performed by him/her as a [director]/[corporate auditor].

Article 7 (Tax Handling)

The Officer shall be responsible for handling tax issues related to reduction of liability under this Agreement.

Article 8 (Directors and Officers Liability Insurance)

The Company may, at its discretion, decide whether or not to join directors and officers liability insurance, the content of the insurance contract if it decides to join, and other matters.

Article 9 (Binding Force)

1. This Agreement shall be binding on the parties to this Agreement and their successors.

2. After the conclusion of this Agreement, if there is a merger, company split or other organizational change in the Company, the Company will strive to take necessary measures to continue to provide the Officer with a limitation of liability equivalent to that based on this Agreement.

Article 10 (Change in Content of Agreement)

The content of this Agreement can only be changed by written agreement between the parties to this Agreement.

Article 11 (Entire Agreement)

This Agreement constitutes the entire agreement between the parties hereto regarding the matters contained herein and supersedes any prior agreements, representations, and understandings between the parties hereto regarding the matters provided herein, whether oral or written.

Article 12 (Agreed Jurisdiction)

Tokyo District Court shall be the exclusive court of first instance for disputes arising out of this Agreement.

Article 13 (Consultation)

For matters not provided for in this Agreement and doubts about interpretation, in addition to following the provisions of laws and regulations and customs, both parties shall endeavor to resolve them through consultation in good faith.

In witness whereof, two copies of this Agreement have been prepared, and the Officer and the Company shall each hold one copy after signing and sealing.

__________, 2024

Officer:

[          ]

Company:

12-2 Ogimachi, Kawasaki-ku, Kawasaki City, Kanagawa Prefecture

JEPLAN Holdings, Inc.

President and Representative Director: Masaki Takao